SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WATERS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	13-3668640
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

34 Maple Street, Milford, MA 01757
(Address of Principal Executive Offices) (Zip Code)

WATERS CORPORATION
2003 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Mark T. Beaudouin, Esq.
WATERS CORPORATION
34 Maple Street
Milford, Massachusetts 01757
(Name and Address of Agent for Service)

(508) 478-2000
Telephone Number, Including Area Code, of Agent for Service

Copies to:

Victor J. Paci, Esq.
BINGHAM MCCUTCHEN LLP
150 Federal Street
Boston, MA 02110-1726
(617) 951-8000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount Of
Title Of	To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered (1)	Per Share (1)	Offering Price (1)	Fee

Common Stock, $0.01 par value	5,697,290	$30.34	$172,855,778.60	$13,984.03

(1)      The proposed maximum offering price has been estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. It is not known how many of these shares will be purchased or at what price. The estimate of the proposed maximum aggregate offering price has been calculated based on the offering of all 5,697,290 shares registered hereunder pursuant to the 2003 Equity Incentive Plan, at a price of $30.34 per share, which is the average of the high and low prices of the Registrant’s Common Stock as listed on the New York Stock Exchange on November 18, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I is included in documents sent or given by Waters Corporation (the “Corporation”) to the participants in the Waters Corporation 2003 Equity Incentive Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

     The Corporation incorporates by reference the documents listed below which it has filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):

--	Annual Report on Form 10-K for the year ended December 31, 2002;

--	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

--	Current Reports on Form 8-K filed on January 30, 2003, April 22, 2003, July 25, 2003 and October 22, 2003; and

--	the description of the Corporation’s common stock contained in the Corporation’s registration statement on Form 8-A filed with the SEC on October 19, 1995, including any amendments or reports filed for the purpose of updating that description.

     All documents filed after the date of this Registration Statement by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

Item 4.    Description of Securities

     Not applicable.

Item 5.    Interests of Named Experts or Counsel

     Not applicable.

Item 6.   Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware (the “Corporation Law”) permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. The Corporation’s certificate of incorporation, as amended, provides for the indemnification of directors and officers of the Corporation to the fullest extent permitted by Section 145.

     In addition, the by-laws of the Corporation provide that the Corporation shall indemnify to the fullest extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     In addition, pursuant to certain Indemnification Agreements dated August 18, 1994 (the “Indemnification Agreements”) between the Corporation and its directors and executive officers, the Corporation agreed to indemnify such directors and executive officers to the fullest extent permitted by the laws of the State of Delaware. Among other things, the Indemnification Agreements provide indemnification procedures, advancement of expenses during proceedings subject to indemnification and mechanisms for reviewing executive conduct in connection with a claim for indemnification.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

     The following exhibits are filed as part of this registration statement:

4.1	Waters Corporation 2003 Equity Incentive Plan

5.1	Opinion of Bingham McCutchen LLP with respect to the legality of the shares being registered

23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in signature page to registration statement)

Item 9.   Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Waters Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milford, Commonwealth of Massachusetts, on this 20th day of November, 2003.

WATERS CORPORATION

By:	/s/ John A. Ornell

John A. Ornell
Vice President, Finance and Administration and
Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Douglas A. Berthiaume and Mark T. Beaudouin and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration Statement on Form S-8 necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Douglas A. Berthiaume Douglas A. Berthiaume	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	November 20, 2003

/s/ John A. Ornell John A. Ornell	Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 20, 2003

/s/ Joshua Bekenstein Joshua Bekenstein	Director	November 20, 2003

/s/ Michael J. Berendt, Ph.D. Michael J. Berendt, Ph.D.	Director	November 20, 2003

/s/ Philip Caldwell Philip Caldwell	Director	November 20, 2003

/s/ Edward Conard Edward Conard	Director	November 20, 2003

/s/ Laurie H. Glimcher, M.D. Laurie H. Glimcher, M.D.	Director	November 20, 2003

Signature	Title	Date

/s/ William J. Miller William J. Miller	Director	November 20, 2003

/s/ Thomas P. Salice Thomas P. Salice	Director	November 20, 2003